FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/  / Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).



1.   Name and Address of Reporting Person*:

         E.ON North America, Inc. (formerly,
           VEBA Corporation)
         -----------------------------------
         (LAST)        (FIRST)   (MIDDLE)

         405 Lexington Avenue
         -------------------------------------------
         (STREET)

         New York,       New York          10174
         ------------------------------------------
         (CITY)        (STATE)           (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         MEMC Electronic Materials, Inc. (WFR)

3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         November, 2001

5.   If Amendment, Date of Original:

      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

         _____  Director

         _____  Officer (give title below)

         __X__  10% Owner

         _____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

         __X__  Form filed by One Reporting Person

         _____  Form filed by More than One Reporting Person



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

      (Instr. 3)

         Common Stock

2.   Transaction Date:

      (Month/Day/Year)

         11/13/2001

3.   Transaction Code:

      (Instr. 8)

      Code                 V

        S

4.   Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

      Amount       (A) or (D)          Price

     21,490,942       D              $0.000000047

5.   Amount of Securities Beneficially Owned at End of Month:

      (Instr. 3 and 4)

          0

6.   Ownership Form:   Direct (D) or Indirect (I):

      (Instr. 4)

          D

7.   Nature of Indirect Beneficial Ownership:

      (Instr. 4)

          N/A

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).



           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)



1.   Title of Derivative Security:

      (Instr. 3)



2.   Conversion or Exercise Price of Derivative Security:



3.   Transaction Date:

      (Month/Day/Year)



4.   Transaction Code:

      (Instr. 8)

      Code        V



5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

      (Instr. 3, 4 and 5)

                    (A)                 (D)



6.    Date Exercisable and Expiration Date:

       (Month/Day/Year)

        Date Exercisable                        Expiration Date



7.   Title and Amount of Underlying Securities:

       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:

      (Instr. 5)



9.   Number of Derivative Securities Beneficially Owned at End of Month:

      (Instr. 4)



10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

       (Instr. 4)



11.  Nature of Indirect Beneficial Ownership:

       (Instr. 4)

Explanation of Responses:

[Signatures follow all attachments]



                                   SIGNATURE
                                    ---------


                                       E.ON NORTH AMERICA, INC.


                                       By: /s/ Joseph Supp
                                          ----------------------------------
Date: December 7, 2001                    Joseph Supp, as
                                          Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.














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